SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration Under
             Section 12(g) of the Securities Exchange Act of 1934 or
                       Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                         Commission File Number: 0-26832
                                     -------

                              Lumisys Incorporated
             (Exact name of registrant as specified in its charter)

                               225 Humboldt Avenue
                           Sunnyvale, California 94089
                                  (408)733-6565
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                          Common Stock, par value $.001
                        per share (Title of each class of
                        securities covered by this Form)

                                      None
              (Titles of all other classes of securities for which
                  a duty to file reports under Section 13(a) or
                                 15(d) remains)

                       Please place an X in the box(es) to
                         designate the appropriate Rule
                     provisions relied upon to terminate or
                                   suspend the
                              duty to file report:
                Rule 12g-4(a)(1)(i) (X)     Rule 12h-3(b)(1)(ii) ( )
                Rule 12g-4(a)(1)(ii) ( )    Rule 12h-3(b)(2)(i) ( )
                Rule 12g-4(a)(2)(i) ( )     Rule 12h-3(b)(2)(ii) ( )
                Rule 12g-4(a)(2)(ii) ( )    Rule 15d-6 ( )
                Rule 12h-3(b)(1)(i) ( )

                Appropriate number of holders of record as of the
                         certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Lumisys Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person. LUMISYS INCORPORATED

Date:  January 8, 2001                         By:  /s/ Kenneth A. Doolittle
                                                    -------------------------
                                                    Kenneth A. Doolittle,
                                                    President